Exhibit 99.1

Crixus BH3 Acquisition Company Announces Pricing of

$200 Million Initial Public Offering

Fort Lauderdale, FL, October 5, 2021 — Crixus BH3 Acquisition Company (the “Company”) today announced the pricing of its initial public offering (“IPO”) of 20,000,000 units, at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbol “BHACU” beginning October 5, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and public warrants will be listed on the Nasdaq under the symbols “BHAC” and “BHACW,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a merger opportunity in any industry or sector, it intends to focus its efforts on businesses that manage, finance, operate, construct, control, own or support real estate or which derive a large component of revenue from real estate, construction or infrastructure related activities.

Guggenheim Securities, LLC and BTIG, LLC are serving as joint bookrunners and underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price less the underwriting discount to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus related to the IPO may be obtained, when available, from Guggenheim Securities, LLC, 330 Madison Avenue, New York, NY, 10017, Attn: Equity Syndicate, telephone: (212) 518-9544 or email: GSEquityProspectusDelivery@guggenheimpartners.com., or BTIG, LLC, 65 East 55th Street, New York, New York 10022, or email: ProspectusDelivery@btig.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on October 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on October 7, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and the anticipated use of the net proceeds thereof. No assurance can be given that the IPO discussed above will be completed on the terms described, or at all, or that the net proceeds of the IPO will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crixus BH3 Acquisition Company

BHAC Investor Relations

investorrelations@bh3ac.com

(954) 416-3140

Media Contact:

Gregory Salsburg

561.386.8064

greg@stir-communications.com